Exhibit 5.1

[Letterhead of Godfrey & Kahn, S.C.]

July 28, 2004

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel for Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”), in connection with the issuance and sale of up to 16,000,000 equity units of the Company (the “SPACES”), offered pursuant to a prospectus supplement dated July 26, 2004 (the “Prospectus Supplement”) to the prospectus dated June 25, 2004 as filed as a part of the registration statement on Form S-3 (File No. 333-116138) with the Securities and Exchange Commission on June 24, 2004 (the “Prospectus”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule 1 thereof. We are rendering this opinion at your request.

The SPACES consist of (1) a contract (the “Purchase Contract”) to purchase the Company’s common stock, $1.00 par value (the “Common Stock”), and (2) a 1/40, or 2.5%, undivided beneficial interest in a preferred security (the “STACKS”) of M&I Capital Trust B, a Delaware statutory trust (the “Trust”). The SPACES and the Purchase Contracts will be issued pursuant to a Stock Purchase Contract Agreement (the “Purchase Contract Agreement”) between the Company and BNY Midwest Trust Company, as stock purchase contract agent (the “Purchase Contract Agent”). The STACKS will be issued pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”) by and among the Company, BNY Midwest Trust Company, as property trustee (the “Trustee”), the Bank of New York (Delaware), as Delaware trustee, the administrative trustees named therein and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust, and guaranteed by the Company pursuant to the Guarantee Agreement (the “Guarantee”) by and between the Company and BNY Midwest Trust Company, as guarantee trustee. The STACKS will be pledged for our benefit pursuant to a Pledge Agreement (the “Pledge Agreement”) to secure the obligations of the holders under the Purchase Contracts. The Company will issue to the Trust a junior subordinated debt security (the “Debt Security”) pursuant to a Supplemental Indenture (the “Supplemental Indenture”) to an Indenture dated as of June 1, 2004 between the Company and BNY Midwest Trust Company, as trustee.

We have reviewed the following documents: (a) the Company’s Restated Articles of Incorporation and By-Laws, each as amended to date; (b) resolutions of the Board of Directors

Marshall & Ilsley Corporation

July 28, 2004

adopted on May 28, 2004 and resolutions of the Pricing Committee of the Board of Directors adopted on July 26, 2004 authorizing the issuance of the SPACES; (c) the Prospectus and Prospectus Supplement; (d) the form of Purchase Contract, Purchase Contract Agreement, Pledge Agreement, Trust Agreement, Guarantee, Debt Security and Supplemental Indenture; and (e) such other documents and matters as we have deemed necessary or advisable in order to render our opinion.

In rendering our opinion, we have assumed (i) the genuineness of all signatures on original or certified copies, (ii) the authority and legal competency of persons signing on behalf of parties other than the Company and the Trust; (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to originals or certified copies of all copies submitted to us as certified or reproduction copies. We have also assumed that the form of Purchase Contract, Purchase Contract Agreement, Pledge Agreement, Trust Agreement, Guarantee, Debt Security and Supplemental Indenture will be properly executed in substantially the form reviewed by us.

Based on the foregoing, we are of the opinion that:

(1) The issuance of SPACES and the Common Stock underlying the SPACES has been duly authorized by the Board of Directors of the Company.

(2) The SPACES, when executed by the Company, authenticated by the Purchase Contract Agent in accordance with the Purchase Contract Agreement and delivered by the Company against payment of consideration therefor as provided in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditor’s rights generally and to general principles of equity.

(3) The Purchase Contracts are duly authorized and, when the SPACES of which the Purchase Contracts constitute a component are executed by the Company, authenticated by the Purchase Contract Agent in accordance with the Purchase Contract Agreement and delivered by the Company against payment of the consideration therefor as provided in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditor’s rights generally and to general principles of equity.

(4) The STACKS are duly authorized and, when executed by the Trust and authenticated by the Trustee in accordance with the Trust Agreement, will be duly and validly issued and fully paid and non-assessable undivided beneficial interests in the assets of the Trust, except to the extent the holders of the STACKS may be obligated to make payments as set forth in the Trust Agreement.

(5) The Guarantee is duly authorized and, when executed by the Trustee and the Company, will constitute a valid and legally binding obligation of the Company, subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditor’s rights generally and to general principles of equity.

Marshall & Ilsley Corporation

July 28, 2004

(6) The Debt Security has been duly authorized and, when executed, authenticated and delivered in accordance with the Supplemental Indenture and the Indenture, will constitute a valid and legally binding obligation of the Company, subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditor’s rights generally and to general principles of equity.

(7) The Common Stock, is duly authorized and, when issued and delivered pursuant to the terms of the Purchase Contracts against payment of the consideration therefor as provided therein, will be duly authorized, validly issued and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes.

Section 180.0622(2)(b) of the Wisconsin Statutes provides that a shareholder of a corporation may be assessed up to the par value of such shareholder’s shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee. Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

The foregoing opinion is limited to the laws of the States of Wisconsin, New York, and Delaware and we express no opinions with respect to any matters under or involving any laws other than the laws of the States of Wisconsin, New York and Delaware. With respect to matters of New York law, we have relied upon the opinion dated July 26, 2004, of Mayer, Brown, Rowe & Maw LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Mayer, Brown, Rowe & Maw LLP. With respect to matters of Delaware law, we have relied upon the opinion dated July 28, 2004 of Richards, Layton & Finger, P.A., and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Richards, Layton & Finger, P.A.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.